Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

SPX CORPORATION

SPX CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation held on February 26, 2015, resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the amendment be considered at the Annual Meeting of Stockholders of the Corporation to be held May 8, 2015. The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that the Board of Directors hereby approves the amendment of the Corporation’s Certificate of Incorporation by amending and restating Article Fourth, Section 1 thereof to read as follows:

1.              Authorized Shares. The total number of authorized shares of stock of all classes which the Corporation shall have authority to issue is two hundred three million (203,000,000), of which three million (3,000,000) shall be shares of Preferred Stock, without par value, and two hundred million (200,000,000) shall be shares of Common Stock, par value $0.01 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Annual Meeting of the Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares required by Section 242 of the General Corporation Law of the State of Delaware were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SPX CORPORATION has caused this certificate to be signed by Stephen A. Tsoris, its Vice President, Secretary and General Counsel, this 11th day of May 2015.

SPX CORPORATION

By:	/s/ Stephen A. Tsoris
Stephen A. Tsoris
Vice President, Secretary and General Counsel